Exhibit 99.30

EXECUTION VERSION

American Honda Motor Co., Inc.

1919 Torrance Blvd.

Torrance, CA 90501

September 22, 2006

XM Satellite Radio Holdings Inc.

XM Satellite Radio Inc.

1500 Eckington Place, NE

Washington, DC 20002

Ladies and Gentlemen:

1. Conversion. American Honda Motor Co., Inc. (“American Honda”) is the registered holder of (i) 50,000 shares (the “Holder Series C Preferred Stock”) of 8.25% Series C Convertible Redeemable Preferred Stock due 2012 (the “Series C Preferred Stock”) of XM Satellite Radio Holdings Inc. (“Holdings”) and (ii) $33,249,084 aggregate principal amount at maturity (the “Holder Notes”) of 10% Senior Secured Discount Convertible Notes due 2009 (the “Notes”) jointly issued by Holdings and XM Satellite Radio Inc. (together with Holdings, “XM”). Effective as of the Closing Date (as defined below), American Honda hereby elects to convert all of the Holder Series C Preferred Stock and Holder Notes into shares (“Shares”) of Holdings’ Class A Common Stock (“Class A Common Stock”) pursuant to Section 4.1 of the Certificate of Designation governing the Series C Preferred Stock and Section 9.1 of the Amended and Restated Note Purchase Agreement, dated as of June 16, 2003, relating to the purchase of the Notes (the “Note Purchase Agreement”). The conversion of the Holder Notes and the Holder Series C Preferred Stock is hereinafter called the “Conversion”.

2. Conversion Premium. In consideration of the agreement of American Honda to elect the Conversion and in respect of the conversion of the Holder Notes and the Holder Series C Preferred Stock, Holdings agrees that, concurrently with the Closing, Holdings will issue to, and cause to be registered in the name of, American Honda, a premium (the “Conversion Premium”) consisting of the number of Shares set forth in the attached schedule (the “Schedule”). The parties expressly disclaim that the Conversion Premium is a fee and agree that the Conversion Premium is an additional amount paid to retire the Holder Notes and the Holder Series C Preferred Stock. The Conversion is intended to qualify as a “reorganization” as described in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code and neither the Company nor any other party to this Agreement shall take a position on any tax returns or other statement or report to any government or taxing authority inconsistent with such intention unless required to do so by applicable tax law. In addition, the Company and each “significant holder” as defined in Treasury Regulation Section 1.368-3T(c)(1) shall file the appropriate statement required under Treasury Regulation Section 1.368-3T on or with its tax return for the taxable year of the Conversion.

3. The Schedule. The Schedule specifies the following information: (a) American Honda’s tax identification number, (b) the Conversion Premium for the Holder Notes and Holder Series C Preferred Stock, and (c) the total number of Shares to be issued to American Honda upon conversion of the Holder Notes and Holder Series C Preferred Stock, including Shares issued as the Conversion Premium.

4. Closing; Delivery for Conversion; Delivery of Shares.

(i) The closing of the transaction contemplated hereby (the “Closing”), including the issuance of Shares in connection with the Conversion, shall occur on the day (the “Closing Date”) that is the first day other than a Saturday or Sunday that is a day on which banks are required to be open for business in the State of New York (“Business Day”) after the earlier of (i) the expiration of the tender offer of Holdings for the Notes (the “Tender Offer”) not held by American Honda or Banc of America Securities, LLC, and (ii) October 23, 2006.

(ii) On the Closing Date, American Honda shall surrender to Holdings the original Holder Notes and the certificates representing the Holder Series C Preferred Stock.

(iii) Holdings shall deliver the Shares, through DTC, for credit to the account specified in the Instructions attached hereto on the third Business Day after the Closing Date.

5. Representations of American Honda. American Honda represents and warrants to Holdings and XM, as of the date hereof and as of the Closing Date, as follows:

(i) American Honda has good title to the Holder Notes free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (“Encumbrances”).

(ii) There is no adverse claim to the Holder Series C Preferred Stock and the surrender of the same in connection with the Conversion is effective and rightful.

(iii) American Honda has reviewed Holdings’ filings (“Holdings Filings”) with the Securities and Exchange Commission (the “SEC”) and had an opportunity to ask questions and receive answers from officers of Holdings and XM regarding Holdings, XM, the status of matters described in the Holdings Filings and risks relating to an investment in the Shares.

(iv) American Honda understands that the rights and privileges of holders of Class A Common Stock (described in the description of the Class A Common Stock contained in the Holdings Filings) may be substantially different from, and less favorable than, the rights of holders of the Notes or Series C Preferred Stock.

(v) American Honda understands that the transactions contemplated by this Agreement may constitute purchases and sales for purposes of Section 16 of the Securities Exchange Act of 1934, and that if that is the case American Honda may not be able to effect other purchases or sales of Class A Common Stock within the next six months without becoming subject to certain recapture provisions of Section 16.

6. Holdings Representations. Holdings represents and warrants to American Honda, as of the date hereof and as of the Closing Date, as follows:

(i) The Shares to be issued in the Conversion, when issued, will be duly authorized, validly issued, fully paid and nonassessable and free from all Encumbrances, other than those arising from acts of American Honda or its affiliates.

(ii) There is nothing contained in Holdings Filings or otherwise that would conflict with or otherwise prevent or delay the consummation of the conversion of the Holder Notes or the Holder Series C Preferred Stock being converted hereunder.

(iii) Holdings will be launching the Tender Offer within five Business Days after the date hereof.

7. Registration. Holdings and American Honda acknowledge that the Amended and Restated Registration Rights Agreement, dated as of January 28, 2003, among Holdings, American Honda and the other investors named therein (the “Registration Rights Agreement”) applies to the resale of Shares received by American Honda in the Conversion (other than the Conversion Premium).

8. Registration Statement with respect to the Shares Representing the Conversion Premium. Holdings agrees that the Shares representing the Conversion Premium shall be deemed shares issuable in respect of the Holder Notes and the Holder Series C Preferred Stock and that the Registration Rights Agreement shall be deemed to apply to the resale of Shares received by American Honda in respect of the Conversion Premium. Holdings shall, pursuant to the Registration Rights Agreement, file with the SEC a registration statement or a post-effective amendment or Rule 424 prospectus to a currently effective registration statement (the “Premium Registration Statement”) covering the resale of the Shares representing the Conversion Premium no later than the third Business Day after the Closing Date; provided, however, that if Holdings reasonably determines that the filing of the Premium Registration Statement would require additional disclosures with regard to the business of Holdings or any of the matters described in the Current Reports on Form 8-K and in the legal proceedings sections of the Quarterly Reports on Form 10-Q filed with the SEC since the date of the Holdings Annual Reports on Form 10-K for 2005, Holdings shall have the right to postpone the filing of the Premium Registration Statement for a reasonable period, such period to end not later than the date of filing by Holdings of its next Quarterly Report on Form 10-Q. Holdings is not aware of any fact that would prevent such Premium Registration Statement from becoming effective immediately upon filing or that would be a Suspension Event (as defined in the Registration Rights Agreement). Holdings shall promptly notify American Honda of any such postponement and of the end of any period of postponement.

9. Prospectus Delivery. American Honda hereby commits to XM that it will (i) to the extent that it effects a sale of any Shares pursuant to a shelf registration statement of Holdings, comply with prospectus delivery requirements in connection with such sale to the extent it is required to do so under applicable law, rule or regulation; (ii) effect sales of Class A Common Stock pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) or (iii) to the extent that it effects a sale of any Class A Common Stock pursuant to another exemption from the registration requirements of the Securities Act, provide to Holdings an opinion of counsel to the effect that such sale is exempt from registration thereunder.

10. Further Actions. Holdings, XM and American Honda agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement. Each of Holdings, XM and American Honda represents and warrants to the others that entering into this Agreement has been duly authorized by such party and that this Agreement constitutes the legal, valid and binding agreement of such party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

11. Counterparts; Governing Law; Third Party Beneficiaries.

(i) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(ii) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles other than New York General Obligations Law Sections 5-1401 and 5-1402.

(iii) It is the intent of Holdings, XM and American Honda that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

Very truly yours,

AMERICAN HONDA MOTOR CO., INC.

By:	/s/ KOHEI TAKEUCHI
Name:	Kohei Takeuchi
Title:	Vice President Finance

Acknowledged and Agreed:

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ JOSEPH J. EUTENEUER
Name:	Joseph J. Euteneuer
Title:	EVP, CFO

XM SATELLITE RADIO INC.

By:	/s/ JOSEPH J. EUTENEUER
Name:	Joseph J. Euteneuer
Title:	EVP, CFO

SCHEDULE

Holder	Aggregate Principal Amount at Maturity of Notes	Number of Shares of Series C Preferred Stock	Shares of Class A Common Stock Issuable in respect of Conversion	Conversion Premium	Number of Premium Shares
American Honda Motor Co., Inc.	$33,249,084		10,455,687	$10,666,306.20	789,502
American Honda Motor Co., Inc.		50,000	8,722,126	$3,743,231	431,745

Total Number of Shares Issuable upon Conversions: 20,399,060

EIN of American Honda: 95-2041006

Instructions

Securities Account:

DTC Number: 5198

Reference: 21C-03032

For benefit of American Honda Motor Co., Inc.